Exhibit (a)(i)(xv)
This announcement does not constitute an offer to purchase any securities. The Offer is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to all holders of ordinary shares, ADSs and certain convertible notes of STATS ChipPAC Ltd., subject to compliance with applicable laws. Holders of such securities are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of the SEC at www.sec.com.
*  *  *  *  *
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)
ANNOUNCEMENT
1.	INTRODUCTION

Goldman Sachs (Singapore) Pte (“Goldman Sachs”) refers to the offer to purchase dated 16 March 2007 (the “Offer to Purchase”) setting out, inter alia, the terms and conditions of the voluntary conditional cash offer by Singapore Technologies Semiconductors Pte Ltd (the “Offeror”) for (a) issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC” or the “Company”) and American Depositary Shares of STATS ChipPAC (“ADSs”), each of which represents ten Ordinary Shares, (b) new Ordinary Shares and ADSs unconditionally issued or to be issued pursuant to the valid conversion of outstanding Convertible Notes (as defined in the Offer to Purchase), and (c) new Ordinary Shares unconditionally issued or to be issued pursuant to the valid exercise of the options granted under the STATS ChipPAC Ltd. Share Option Plan, STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and STATS ChipPAC Ltd. Substitute Equity Incentive Plan.

2.	HOLDINGS OF ORDINARY SHARES

In addition to what has been disclosed in the Offer to Purchase, the table below sets out the number of Ordinary Shares held by Mr Lee Kheng Nam, a director of a subsidiary of Temasek, as of 9 March 2007:

	Ownership of Ordinary Shares
	Direct Interest		Deemed Interest		Total Interest
Person	Number	Percent	Number	Percent	Number	Percent
Lee Kheng Nam	8,000	*	NIL	NIL	8,000	*

Note:

*	Less than 1%.
Save as disclosed in the Offer to Purchase and this Announcement, to the best of knowledge and belief of the Offeror, none of the Offeror, Temasek, their respective directors and officers and any party acting or deemed to be acting in concert with the Offeror owns, controls or has a right to acquire any Ordinary Shares as of 9 March 2007.

Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase.
3.	RESPONSIBILITY STATEMENT

The Directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly.

Issued by
Goldman Sachs (Singapore) Pte.

For and on behalf of
Singapore Technologies Semiconductors Pte Ltd

20 March 2007

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